NEWS RELEASE

CFO Michael Smith announces intention to pursue expanded leadership roles outside of Voya Financial

Smith will continue to serve as CFO through Nov. 15 to oversee close and reporting of Voya’s third quarter

NEW YORK, Aug. 8, 2022 — Voya Financial, Inc. (NYSE: VOYA), the leading health, wealth and investment company, announced today that Michael S. Smith, vice chairman and chief financial officer (CFO), has decided to depart the company to pursue expanded leadership roles outside of Voya. Smith will continue to serve as Voya’s CFO through Nov. 15, 2022, overseeing the close and reporting of the company’s third quarter, which ends Sept. 30, 2022. The company will conduct an internal and external search to identify Smith’s successor.

“On behalf of our board and our entire leadership team, I would like to thank Mike for his significant leadership contributions to Voya during the past 13 years,” said Rodney O. Martin, Jr., chairman and chief executive officer, Voya Financial, Inc. “As our CFO, and previously as a business leader and our chief risk officer, Mike has played a vital role in Voya’s business transformation. He has contributed to the strong results that we have achieved, the culture that we have fostered and the value that we have delivered to shareholders. We are grateful to Mike and his family – and we wish them the very best going forward.”

Media Contact:        Investor Contact:
Paul Gennaro        Hima Inguva
(212) 309-8914        (212) 309-8999
Paul.Gennaro@voya.com         IR@voya.com

About Voya Financial®
Voya Financial, Inc. (NYSE: VOYA), is a leading health, wealth and investment company that provides products, solutions and technologies that help Americans become well planned, well invested and well protected. Serving the needs of 14.3 million individual, workplace and institutional clients, Voya has approximately 6,000 employees and had $644 billion in total assets under management and administration as of June 30, 2022. Certified as a “Great Place to Work” by the Great Place to Work® Institute, Voya is purpose-driven and is equally committed to conducting business in a way that is socially, environmentally, economically and ethically responsible. Voya has earned recognition as: one of the World’s Most Ethical Companies® by the Ethisphere Institute; a member of the Bloomberg Gender-Equality Index; and a “Best Place to Work for Disability Inclusion” on the Disability Equality Index. For more information, visit voya.com. Follow Voya Financial on Facebook, LinkedIn and Twitter @Voya.

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